Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of VNET Group, Inc.:

i)	Form S-8 No. 333-177273, pertaining to the 2010 Share Incentive Plan;

ii)	Form S-8 No. 333-187695, pertaining to the 2010 Share Incentive Plan, as amended;

iii)	Form S-8 No. 333-197495, pertaining to the 2014 Share Incentive Plan;

iv)	Form S-8 No. 333-208121, pertaining to the 2014 Share Incentive Plan, as amended;

v)	Form S-8 No. 333-222521, pertaining to the 2014 Share Incentive Plan, as amended;

vi)	Form S-8 No. 333-251568, pertaining to the 2020 Share Incentive Plan; and

vii)	Form F-3 No. 333-240044.

of our report dated April 26, 2022, with respect to the consolidated financial statements of VNET Group, Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Ernst & Young Hua Ming LLP

Shanghai, People’s Republic of China

April 26, 2023